   As filed with the Securities and Exchange Commission on February 9, 1995
                                                     Registration No. 33-57453
===========================================================================
                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549
                           ----------------------

                              AMENDMENT NO. 2
                                     TO

                                  FORM S-3
                           REGISTRATION STATEMENT
                                 UNDER THE
                           SECURITIES ACT OF 1933
                           ----------------------

                   MERRY LAND & INVESTMENT COMPANY, INC.
           (Exact Name of Registrant as Specified in Its Charter)

                Georgia                         58-0961876
       (State of Incorporation)   (I.R.S. Employer Identification Number)

                               P.O. Box 1417
                  624 Ellis Street, Augusta, Georgia 30903
                               (706) 722-6756

  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

            W. Hale Barrett                         Copy to:
               Secretary                    R.W. Smith, Jr., Esquire
 Hull, Towill, Norman & Barrett, P.C.            Piper & Marbury
7th Floor, Trust Company Bank Building       36 South Charles Street
            P. O. Box 1564               Baltimore, Maryland 21201-3010
      Augusta, Georgia 30903-1564                (410) 539-2530
             (706)722-4481

(Name, address, including zip code, and
telephone number, including area code,
         of agent for service)

                             --------------------

   Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective as determined by market conditions and other factors.

                             --------------------

   If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

   If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]


===========================================================================
The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
===========================================================================

                                   PART II

                  INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

   The following is an itemized statement of the estimated amounts of expenses in connection with the issuance and distribution of the securities to be registered hereby, other than underwriting discounts and commissions.

   Securities and Exchange Commission registration fee . .   $ 137,932
   Blue Sky fees and expenses. . . . . . . . . . . . . . .   $  40,000
   Accounting fees and expenses. . . . . . . . . . . . . .   $ 205,000
   Legal fees and expenses . . . . . . . . . . . . . . . .   $ 150,000
   Trustee's fees and expenses . . . . . . . . . . . . . .   $  30,000
   Printing and engraving. . . . . . . . . . . . . . . . .   $ 100,000
   Transfer Agent Fees . . . . . . . . . . . . . . . . . .   $  10,000
   Miscellaneous . . . . . . . . . . . . . . . . . . . . .   $   5,000
                                                             ---------
     Total                                                   $ 678,000
                                                             =========

Item 15. Indemnification of Directors and Officers.

          The Registrant's Articles of Incorporation contain the following provisions:

          (a) No director of the Corporation shall be personally liable to the Corporation or its shareholders for monetary damages for breach of his duty of care or other duty as a director, provided that this provision shall eliminate or limit the liability of a director only to the maximum extent permitted by the Georgia Business Corporation Code or any successor law.

          (b) Any repeal or modification of Section 11 by the shareholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

          The Registrant's By-laws include the following indemnification provisions:

          (a) The corporation shall indemnify any person who was or is threatened to be made a party to any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (by reason of the fact that he is or was a director of the corporation (as used in this Article VII, "director" shall have the meaning set forth in O.C.G.A. (S) 14-2-850(2)), against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

          No indemnification under this subsection (a) shall be made:

             i) In connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation; or

             ii) In connection with any other proceeding in which he was adjudged liable on the basis that personal benefit was improperly received by him.

          (b) The corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact he is or was a director, against expenses, (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation; no indemnification under this subsection (b) shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation, or is subjected to injunctive relief in favor of the corporation:

             i) For any appropriation, in violation of his duties, of any business opportunity of the corporation;

             ii) For acts or omissions which involve intentional misconduct or a knowing violation of law;

             iii) For the types of liability set forth in Code Section 14-2-832;
                  or

             iv) For any transaction from which he received an improper personal benefit, unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper (see amendment to articles of incorporation dated May 3, 1988).

          (c) To the extent that a director of the corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in paragraphs (a) and (b) of this Article, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

          (d) Any indemnification under paragraphs (a) and (b) of this Article, unless ordered by a court, shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, is proper in the circumstances because he has met the applicable standard of conduct set forth in paragraphs (a) and (b). Such determination shall be made (1) by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (2) if a quorum cannot be obtained under paragraph (1) of this subsection, by majority vote of a committee duly designated by the board of directors (in which designation directors who are parties may participate), consisting solely of two or more directors not at the time parties to the proceeding; (3) by special legal counsel:
(a) selected by the board of directors of its committee in the manner prescribed in paragraph (1) or (2) of this subsection; or (b) if a quorum of the board of directors cannot be obtained under paragraph (1) of this subsection and a committee cannot be designated under paragraph (2) of this subsection, selected by majority vote of the full board of directors (in which selection directors who are parties may participate); or (4) by the shareholders, but shares owned by or voted under the control of directors who are at the time parties to the proceeding may not be voted on the determination; (5) authorization of indemnification or an obligation to indemnify and evaluation as to reasonableness or expenses shall be made in the same manner as the determination that indemnification is permissible;
except that if the determination is made by special legal counsel, authorization or indemnification and evaluation as to reasonableness of expenses shall be made by those entitled under paragraph (3) above to select counsel.

          (e) Expenses incurred in defending a civil or criminal action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding only if:

             (i) The director furnishes the corporation a written affirmation of his good faith belief that his conduct does not constitute behavior of the kind described in subsection (b) of this Code section; and

             (ii) The director furnishes the corporation a written undertaking, executed personally or on his behalf, to repay any advances if it is ultimately determined that he is not entitled to indemnification under this Code section.

          (f) If any expenses or other amounts are paid by way of indemnification, otherwise than by court order or action by the shareholders or by an insurance carrier pursuant to insurance maintained by the corporation, the corporation shall, not later than the next annual meeting of the shareholders, unless such meeting is held within three (3) months from the date of such payment, and, in any event, within fifteen
(15) months from the date of such payment, send (by personal delivery or first class mail, or such other means as is authorized by O.C.G.A. Section 14-2-113) to its shareholders of record at the time entitled to vote for the election of directors, a statement specifying the persons paid, the amounts paid, and the nature and status at the time of such payment of the litigation or threatened litigation.

          (g) For purposes of this Article, reference to "the corporation" shall be as defined in Section 14-2-850 O.C.G.A.

          (h) The indemnification and advancement of expenses provided by or granted pursuant to this Article shall, unless otherwise provided when a director's term is terminated, continue as to a person who has ceased to be a director, and shall inure to the benefit of the heirs, executors and administrator of such a person.

Item 16. Exhibits.

  1(a)   Form of Underwriting Agreement for Debt Securities**
  1(b)   Form of Underwriting Agreement for Common Stock**
  1(c)   Form of Underwriting Agreement for Common Stock Warrants*
  1(d)   Form of Underwriting Agreement for Preferred Stock**
  1(e)   Form of Underwriting Agreement for Depositary Shares*
  4(a) Articles of Incorporation (filed as Exhibit 3(i) to the Company's Annual Report on Form 10-K for the year ended December 31, 1993 and incorporated by reference herein)
  4(b)   Articles of Amendment to Articles of Incorporation (filed as
         Exhibit 1 to the Company's Current Report on Form 8-K/A filed January 24, 1995 amending the Company's current report on Form 8-
         K filed on November 3, 1994, and incorporated by reference herein)
  4(c) Bylaws (filed as Exhibit 3(ii) to the Company's Annual Report on Form 10-K for the year ended December 31, 1993 and incorporated by reference herein)
  4(d)   Form of Senior Indenture (Form of Senior Security included therein)
  4(e) Form of Subordinate Indenture (Form of Subordinate Security included therein)**
  4(f)   Form of Common Stock Certificate**
  4(g)   Form of Preferred Stock Certificate*
  4(h)   Form of Common Stock Warrant Agreement**
  4(i)   Form of Deposit Agreement**
     5   Opinion of Hull, Towill, Norman & Barrett, P.C. as to the
         legality of the Offered Securities**
 12(a) Compuation of Ratio of Earnings to Fixed Charges and Ratio of Earnings to Combined Fixed Charges and Preferred Dividends**
 23(a)   Consent of Hull, Towill, Norman & Barrett, P.C. (included in
         Exhibit 5)**
 23(b)   Consent of Arthur Andersen LLP**
 25(a)   Statement of Eligibility and Qualification of Senior Trustee on
         Form T-1
 25(b) Statement of Eligibility and Qualification of Subordinate Trustee on Form T-1
- ---------
* To be incorporated by reference in connection with the offering of Offered Securities.
**        Previously Filed.

Item 17. Undertakings.

          The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made of the securities registered hereby, a post-effective amendment to this registration statement (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that the undertakings set forth in subparagraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement;

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the provisions referred to under Item
15 hereof, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

          The undersigned Registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or
(4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          The undersigned registrant hereby undertakes to file an application for purposes of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Act.

                                  SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Augusta, State of Georgia, on February 9, 1995.

                                               Merry Land & Investment
                                               Company, Inc.


                                               By:        /S/
                                               -----------------------
                                                   As Its President

          Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 2 to the Registration Statement has been signed, by the following persons in the capacities and on the dates indicated.


        Signature                  Title                    Date
        ---------                  -----                    ----


                         Chairman of the Board and
           /S/            Chief Executive Officer     February 9, 1995
- -------------------------
    Peter S. Knox III


                               President and
           /S/            Chief Financial Officer     February 9, 1995
- -------------------------
   W. Tennent Houston



           /S/            Secretary and Director      February 9, 1995
- -------------------------
     W. Hale Barrett



           /S/                   Director             February 9, 1995
- -------------------------
    Pierce Merry, Jr.



           /S/                   Director             February 9, 1995
- -------------------------
   Hugh Calvin Long II



           /S/                  Controller            February 9, 1995
- -------------------------
    Ronald J. Benton